Exhibit 4.2

AGREEMENT

GAMBLING FEDERATION

and

MAHJONG SYSTEMS LIMITED

MEMORANDUM OF AGREEMENT

entered into between:

APEX HOLDINGS

A company duly incorporated under the laws of Belize

and

MAHJONG SYSTEMS LIMITED

A company domiciled in the Turks and Caicos Islands that offers a centralised Mahjong Gaming System and manages the settling of winnings and losses between participants.

RECITALS

WHEREAS "Apex Holdings" ("Gambling Federation") operates a gaming web site as part of their business;

AND WHEREAS "Mahjong Systems Limited" ("MSL") is a company established to operate a centralised gaming engine and settlement system for the benefit of the customers of its partners;

AND WHEREAS "Gambling Federation" wishes to integrate a multi player mahjong game into its existing gaming web site;

NOW THEREFORE the Parties agree to the following:

1.	DEFINITIONS

Unless the contrary is clearly indicated, the following words and/or phrases, shall have the following meaning:

1.1	“this / the Agreement”	shall mean this written document together with all written appendices, annexures, exhibits or amendments attached to it from time to time by written agreement between the parties;

1.2	“Commencement Date”	shall mean the date on which the duly authorized representatives of the Parties affixes their signatures to the Agreement;

1.3	“Confidential Information”	shall mean the personal information of the Introduced Players, including personal information and play history;

1.4	“Currency”	shall mean (not limited to) United States Dollars or EUROs;

1.5	"Rake"	shall mean the share, in the Currency, of the winnings paid in each game that is collected by MSL as a fee for its service;

1.6	"MSL"
shall mean a company with registered address Mahjong Systems Limited, Britannic House, Providenciales, Turks and Caicos Islands, B.W.I., herein represented by its duly authorized representative, Mr. Ian Sherrington;

1.7	"Introduced Players"	shall mean players of the Mahjong Games, introduced by "Gambling Federation" as recorded by the mahjong system;

1.8	"Mahjong Games"	shall mean the multi player Mahjong game and any other games that "MSL" may make available from time to time;

1.9	“Parties”	shall mean "Gambling Federation" and"MSL";

1.10	“Partners”	shall mean all gaming systems that provide players and integrate with "MSL" in a manner similar to that contemplated in this agreement;

1.11	“Float”	shall mean the funds held as Deposit by "MSL" and adjusted in the monthly settlement;

1.12	“Float Amount”	The amount of Float that is agreed between "MSL" and "Gambling Federation", as adjusted from time to time, and held by "MSL" to cover possible losses by Players;

1.13	"Gambling Federation"	shall mean APEX Holdings Corp., a company duly incorporated under the laws of Belize, having its address for service under this Agreement at 76 Dean Street, Belize City, Belize, Central America;

1.14	Any reference to the singular includes the plural and vice versa;

1.15	Any reference to natural persons includes legal persons and vice versa;

1.16	Any reference to a gender includes other genders;

1.17	The clause headings in this agreement have been inserted for convenience only and shall not be taken into account in its interpretation.

2.	DURATION

2.1	The Agreement shall commence on the Commencement Date.

2.2
The Agreement will continue in force for a period of three (3) years calculated from the Commencement Date and thereafter be renewed for further periods of three (3) years subject to either of the Parties’ right to terminate the Agreement, after the expiry of the initial three-(3)-year term, by giving one (1) month's written notice.

3.	RIGHT OF PARTICIPATION IN REVENUE SHARING

3.1	The Parties agree that other Partners may participate in revenue sharing with "MSL" in a similar manner to that contemplated in this Agreement.

4.	RIGHT AND OBLIGATIONS OF MSL

"MSL" shall:

4.1	Have the right to use third parties to perform any of these rights and obligations;

4.2	Ensure that it is legally authorized to provide the Mahjong Games;

4.3	Ensure that all transactions in respect of its obligations in terms of this Agreement are conducted in the Currency as defined in the systems specifications;

4.4	Settle all net differences between Partners on a monthly basis within thirty (30) days of the end of each month by,

4.4.1	in the event that the Float is less than the Float Amount, instructing a Partner to remit funds to return the Float to the Float Amount;

4.4.2	in the event that the Float is greater than the Float Amount, paying the Partner the excess amount;

4.5
Pay the "Gambling Federation" commissions, as a percentage of the Rake, to "Gambling Federation" as defined in Schedule 1, these commissions settled in the same transactions as the settlement defined in 4.4;

4.6	Provide monthly report of Float movements and commissions due to "Gambling Federation" and provide real-time access to financial and game information;

4.7	Hold the Float Amount in trust for "Gambling Federation" and return all amounts that are not spent in the case of cancellation to "Gambling Federation";

4.8	Monitor the Float Amount and inform "Gambling Federation" if it is insufficient for the current play rate;

4.9	Keep full and proper books of accounts and records showing clearly all transactions relating to "MSL"'s obligations in respect of this Agreement;

4.10
Allow any person authorized by "Gambling Federation" to have access at all reasonable times to "MSL"'s premises for the purposes of inspecting the books and records to the extent that this is necessary to ensure "Gambling Federation"’s interests are being protected as provided for in this Agreement;

4.11
Provide all computer components, equipment and software needed to provide the electronic system to operate the Mahjong Games, including back office systems that may be accessed by "Gambling Federation" support staff to provide player support;

4.12	Provide systems and make best endeavors to prevent collusion, and update these systems on an ongoing basis where appropriate;

4.13	Provide support and service as follows to "Gambling Federation" for technical and software issues:

4.13.1
Respond to problem notifications within two (2) hours of being advised of a problem. "MSL" will use its best efforts to solve the problem within twelve (12) hours of receiving notification of a problem;

4.13.2	"MSL" has no right to communicate with, nor ownership of, Introduced Players.

5.	RIGHTS AND OBLIGATIONS OF "GAMBLING FEDERATION"

"Gambling Federation" shall:

5.1	Promote the Mahjong Games and be responsible for all associated costs;

5.2	Not bring "MSL" into disrepute by marketing or selling the Mahjong Games in any fashion deemed to be illegal or undesirable;

5.3	Use best endeavors to ensure that its activities do not violate the laws of any country;

5.4	Inform "MSL" as soon as possible of any legal difficulties that are encountered in respect of the promotion of the Mahjong Games;

5.5	Be responsible for all costs incurred by "Gambling Federation" in the software integration;

5.6	Be responsible for and bear all costs with relation to the player relationship including:

5.6.1	Acquiring funds into players’ accounts that may be subsequently used for the Mahjong Game,

5.6.2	Providing customer support to players,

5.6.3	Settlement of player withdrawals,

5.6.4	Managing and funding where necessary any shortfalls through charge backs or fraud,

5.6.5	Provision of all software and hardware systems associated with the player relationship;

5.7	Pay an initial and annual License Fee as per Schedule 1;

5.8
Deposit funds with "MSL" to establish the Float. The Float will cover the expected maximum deficit that would be realized in the course of one (1) month, such float to be adjusted where necessary during the course of the month in good time to avoid players being refused games. The initial float amount is set as per Schedule 1.

6.	INTELLECTUAL PROPERTY RIGHTS

6.1	"Gambling Federation" shall not acquire any right, title or interest in any copyright or other intellectual property rights in the Mahjong Games by virtue of this Agreement;

6.2
"MSL" shall not acquire any right, title or interest in any copyright or other intellectual property rights in "Gambling Federation"’s trademarks, trade names, copyrights and other rights used or embodied in or in connection with its activities.

7.	VALIDITY

7.1	If any provision of this Agreement is found or held to be invalid or unenforceable, the validity and enforceability of all the other provisions of this Agreement will not be affected thereby.

8.	CONFIDENTIALITY

8.1
"MSL" shall hold in confidence all Confidential Information received and not divulge the Confidential Information to any person, including any of its personnel, save for Parties directly involved with the execution of this Agreement;

8.2	"Gambling Federation" shall have full rights to and access to the Confidential Information.

8.3	The parties shall prevent disclosure of the Confidential Information, except as may be required by law.

8.4	"MSL" shall ensure that each staff member or external party having access to Confidential Information is bound by individual non-disclosure agreements.

9.	TERMINATION OF AGREEMENT

9.1
This Agreement may be terminated with immediate effect by "MSL" in the event of "Gambling Federation" not complying with the "MSL" requirements in terms of clause 5.2. This clause shall not be unreasonably invoked.

9.2	Each party may terminate this Agreement by written notice to the other Party in accordance with clause 2.2 after the initial period.

9.3
Either Party may terminate this Agreement by written notice if the other is in breach of any of the obligations of this Agreement and fails to remedy such breach within thirty (30) days after written notice to do so has been dispatched by the other Party.

9.4	Either Party may terminate this Agreement immediately and without notice if:

9.4.1	the other enters into a composition with its creditors;

9.4.2	an order is made for the winding up of the other;

9.4.3
an effective resolution is passed for the winding up of the other (other than for the purposes of amalgamation or reconstruction on terms approved by the first Party (such approval not to be unreasonably withheld)); or

9.4.4	the other has a receiver, manager, administrative receiver or administrator appointed in respect of it.

9.5	Effect of Termination

The termination of the Agreement, for whatever reason, shall not affect the rights of either of the parties:

9.5.1	that may have accrued before the termination of the Agreement; or

9.5.2	which specifically or by their nature survive the termination of the Agreement.

9.6	On termination, "MSL" will provide, in an electronic format acceptable to "Gambling Federation", a copy of all the Confidential Information relating to "Gambling Federation".

9.7	"MSL" shall destroy all copies of Confidential Information relating to "Gambling Federation" once it is no longer required to be kept.

10.	DOMICILIUM

The Parties elect the following addresses as their respective domicilium citandi et executandi:

10.1	"Gambling Federation": APEX Holdings Corp. 76 Dean Street Belize City, Belize Central America

10.2	"MSL": Mahjong Systems Limited Britannic House Providenciales Turks and Caicos Islands B.W.I

10.3
Either of the Parties may change its domicilium citandi et executandi to another address within the same country, by way of a notice to the other party to this Agreement, provided that such a notice is received by the addressee, at least 7 (seven) calendar days prior to such a change taking effect.

11.	NOTICES

The Parties elect the following addresses at which all notices and other communications must be delivered for the purposes of this Agreement:

11.1	"Gambling Federation":

11.1.1	By hand at: APEX Holdings Corp. 76 Dean Street Belize City, Belize Central America

                For the attention of: Mr. Flaviano Fogli;

11.2	"MSL":

11.1.2	By hand at: Brittanic House, Providenciales Turks and Caicos Islands, B.W.I.

                For the attention of: Mr. Ian Sherrington

11.2.2	With a copy to: Events International Holding Corporation 759 Square Victoria, Suite 300 Montreal, Quebec, H2Y 2J7

                For the attention of: Mr. Albert Barbusci

11.3	Any notice or communication required or permitted to be given in terms of this Agreement shall only be valid and effective if it is in writing.

11.4
Any notice addressed to either of the Parties and contained in a correctly addressed envelope and sent by registered post to it at its chosen address or delivered by hand at its chosen address to a responsible person on any day of the week between 09h00 and 16h00, excluding Saturdays, Sundays and public holidays, shall be deemed to have been received, unless the contrary is proved, if sent by registered post, on the fourteenth calendar day after posting and, in the case of hand delivery, on the day of delivery.

11.5	Any notice sent by telefax to either of the Parties at its telefax number shall be deemed, unless the contrary is proved, to have been received:

11.5.1	if it is transmitted on any day of the week between 09h00 and 16h00, excluding Saturdays, Sundays and public holidays, within 2 (two) hours of transmission;

11.5.2
if it is transmitted outside of these times, within two hours of the commencement of the next day of the week between 09h00 and 16h00, excluding Saturdays, Sundays and public holidays, after it has been transmitted.

12. FORCE MAJEURE

12.1	Neither of the Parties shall be liable for a failure to perform any of its obligations insofar as it proves:

12.1.1	that the failure was due to an impediment beyond its control;

12.1.2	that it could not reasonably be expected to have taken the impediment and its effects upon the party’s ability to perform into account at the time of the conclusion of this Agreement; and

12.1.3	that it could not reasonably have avoided or overcome the impediment or at least its effects.

12.2	An impediment, as aforesaid, may result from events such as the following, this enumeration not being exhaustive:

12.2.1	war, whether declared or not, civil war, civil violence, riots and revolutions, acts of sabotage;

12.2.2	natural disasters such as violent storms, cyclones, earthquakes, tidal waves, floods, destruction by lightning;

12.2.3	explosions, fires, destruction of machines, factories and any kind of installations;

12.2.4	boycotts, strikes and lockouts of all kinds, go-slows, occupation of factories and premises and work stoppages;

12.2.5	acts of authority, whether lawful or unlawful, apart from acts from which the party seeking relief has assumed the risk by virtue of any other provisions of this Agreement.

12.3
For the purposes of this clause “impediment” does not include lack of authorisations, of licences, of permits or of approvals necessary for the performance of this Agreement and to be issued by the appropriate public authority.

12.4
Relief from liability for non-performance by reason of the provisions of this clause shall commence on the date upon which the party seeking relief gives Notice of the impediment relied upon and shall terminate upon the date upon which such impediment ceases to exist; provided that if such impediment continues for a period of more than sixty (60) days either of the Parties shall be entitled to terminate this Agreement.

13.	ENTIRE AGREEMENT AND VARIATIONS

13.1
This Agreement including schedule 1 constitutes the whole agreement between the Parties and supersedes all prior verbal or written agreements or understandings or representations by or between the Parties regarding the subject matter of this Agreement, and the Parties will not be entitled to rely, in any dispute regarding this Agreement, on any terms, conditions or representations not expressly contained in this Agreement.

13.2	No variation of or addition to this Agreement will be of any force or effect unless reduced to writing and signed by or on behalf of the Parties.

13.3	Neither party to this Agreement has given any warranty or made any representation to the other party, other than any warranty or representation that may be expressly set out in this Agreement.

14.	RELAXATION

No indulgence, leniency or extension of a right, which either of the Parties may have in terms of this Agreement, and which either party (“the grantor”) may grant or show to the other party, shall in any way prejudice the grantor, or preclude the grantor from exercising any of the rights that it has derived from this Agreement, or be construed as a waiver by the grantor of that right.

15.	WAIVER

No waiver on the part of either party to this Agreement of any rights arising from a breach of any provision of this Agreement will constitute a waiver of rights in respect of any subsequent breach of the same or any other provision.

16.	SEVERABILITY

In the event that any of the terms of this Agreement are found to be invalid, unlawful or unenforceable, such terms will be severable from the remaining terms, which will continue to be valid and enforceable.

17.	DRAFTING COSTS

Each of the Parties shall bear its own cost incurred as a result of the negotiation, drafting and finalisation of this Agreement, which shall include, but not be limited to, all legal fees.

18.	GOVERNING LAW

The validity and interpretation of this Agreement will be governed by the laws of the Turks and Caicos Islands.

I, Larry Hrabi, the undersigned, herewith confirm that my position within "Gambling Federation" is that of President and state that I am duly authorized to enter into this Agreement, which I herewith do, on this the ______________
by signing this Agreement, for and on behalf of "Gambling Federation".

Witnesses:
1

2	Signature on behalf of Apex Holdings Corporation.

I, Ian Sherrington, the undersigned, herewith confirm that my position within the Mahjong Systems Limited is that of Director and state that I am duly authorized to enter into this Agreement, which I herewith do, on this the ________________
by signing this Agreement, for and on behalf of the "MSL".

Witnesses:
1

2	Signature on behalf of Mahjong Systems Limited

Schedule 1

Revenue Share, License Fees and Initial Float Amount
Initial Float Amount	US$ *
First Year License Fee	US$ *
Subsequent Annual License Fees	*
Revenue Share Revenue is shared according to the table on the right.	Portion of Gross monthly rake derived from Gambling Federation Players (US$)	Revenue share paid to Gambling Federation
	<= *	* of total amount
	* - *	* of total amount
	*- *	* of total amount
	*- *	* of first * * of amount > *
	* - *	* of first * * of second * * of amount > *
	> *	* of first * * of second * * of third * * of amount > *

* The confidential portion has been so omitted and filed separately with the Commission.